UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NORWEGIAN CRUISE LINE HOLDINGS LTD.
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SHAREHOLDER ENGAGEMENT 2018 1

FORWARD LOOKING STATEMENTS

Certain statements in this presentation constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this presentation, including, without limitation, those regarding our business strategy, financial performance, results of operations, plans, potential share repurchases, potential dividend implementation, future deleveraging, prospects and objectives of management for future operations (including expected fleet additions, development plans and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; our expansion into and investments in new markets; the risks and increased costs associated with operating internationally; breaches in data security or other disturbances to our information technology and other networks; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; the unavailability of attractive port destinations; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues; our inability to obtain adequate insurance coverage; future changes relating to how external distribution channels sell and market our cruises; pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

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NCLH NORWEGIAN CRUISE LINE HOLDINGS LTD.

5.1x 4.3x 3.7x 2015 2016 2017 ANOTHER YEAR OF RECORD FINANCIAL RESULTS 3 14.7 16.4 17.4 2015 2016 2017 $2.88 $3.41 $3.96 2015 2016 2017 Capacity Days (M) Adjusted EPS Net Leverage $ 4.3 $ 4.9 $ 5.4 2015 2016 2017 12% CAGR Gross Revenue ($B) $1.2 $1.4 $1.7 2015 2016 2017 16% CAGR Adjusted EBITDA ($B) 9.1% 9.7% 10.1% 2015 2016 2017 9% CAGR 17% CAGR Adjusted ROIC Note: Certain of the above items represent non - GAAP financial measures. See the Appendix beginning on slide 10 for definitions and a reconciliation to the most directly comparable GAAP financial measure.

SHAREHOLDER ENGAGEMENT AND RESPONSIVE ACTIONS Shareholder Engagement 2016 - 2018 • Multi - year, active shareholder outreach and engagement to better understand shareholders’ viewpoints. • Met with a significant number of our largest shareholders (in addition to our sponsors). • Feedback from meetings was shared with our Compensation Committee and incorporated into 2017 and 2018 compensation decisions. x Our Compensation Committee eliminated the tax “gross up” provision in Mr. Del Rio’s employment agreement. x Beginning in 2017, at least 60% of our President & CEOs’ annual equity awards will be performance - based . x Beginning in 2017, executives, besides our President & CEO, received 33.3% of their total annual equity awards in PSUs that only vest if we meet specified Adjusted ROIC targets. x Annual cash bonus opportunities are tied to objective financial performance targets at the consolidated NCLH level . x Pledging ordinary shares is now prohibited (commencing October 2017). x Implemented share ownership guidelines . x Adopted a comprehensive clawback policy . x Increased Board diversity. Responsive Actions 4

2017 EXECUTIVE COMPENSATION PROGRAM OVERVIEW Our executive compensation program is designed to attract and retain executive officers with the requisite skills and experie nce to help us achieve our business objectives, motivate our executive officers to achieve our short - term and long - term business objectives and align t he interests of our executive officers with those of our shareholders, with the ultimate objective of improving long - term shareholder value. Element Objective Key Elements and Terms 2017 Decisions Base Salary Attract and retain highly qualified executives • Subject to annual review by our Compensation Committee, taking into account job responsibilities, leadership and experience, value to us and the recommendations of our CEO (other than with respect to his own salary) No base salary increases in 2017 Annual Performance Incentives Motivate and reward for achievement of pre - established annual financial objectives • Based on achievement of pre - determined levels of Adjusted EPS in 2017 • Target Adjusted EPS was $3.80, which required a double - digit increase in Adjusted EPS performance from prior year • Incentive bonuses paid at maximum level as a result of growing Adjusted EPS from $3.41 in 2016 to $3.96 in 2017, an improvement of 16% • This was a vastly different result than 2016, when no incentive bonuses were paid to the executive officers even though we successfully grew revenue, net income and Adjusted EPS by 18% in 2016 No increase in CEO target bonus opportunity in 2017 Long - Term Equity Incentives • Emphasize long - term performance objectives • Align executive and shareholder interests • Retain executives through performance and vesting periods • CEO 2017 equity award consists of 60% PSUs and 40% RSUs: • PSUs subject to complete forfeiture if minimum 9.5% Adjusted ROIC is not achieved in 2018 and the target performance level requires achievement of 10.5% Adjusted ROIC • If Adjusted ROIC is above target, eligible to earn up to 200% of target PSUs based on our average Adjusted EPS during 2017 and 2018 measured against objective targets • PSUs also subject to time - based vesting requirement through March 1, 2020 • RSUs vest ratably on each of August 1, 2018, March 1, 2019 and March 1, 2020 • Other executive 2017 equity awards consist of 33.3% PSUs and 66.7% RSUs: • PSUs subject to complete forfeiture if minimum 9.5% Adjusted ROIC is not achieved in 2018 and the target performance level requires achievement of 10.5% Adjusted ROIC • RSUs vest in three equal annual installments through 2020 Annual equity grants to CEO contractually required to be at least 60% performance - based For the first time, we introduced PSUs to annual equity awards made to our other executive officers 5 Approximately 84% of our CEO’s 2017 compensation was at - risk and at least 78% of our other executives’ 2017 compensation was at - risk

DRAMATIC CHANGE IN ENVIRONMENT FROM 2015 - 2017

The targets for our CEO's equity award in August 2015 were meant to be aggressive and rigorous…

Adjusted EPS Targets		Adjusted ROIC Target		Share Appreciation Target
2017: $5.03 2018: $6.30	+	2018: 13.3% to 14.3%	+	$100/share

But successive geopolitical events from 2015 – 2016 (including multiple terrorist events, outbreak of the Zika virus and international economic uncertainties surrounding Brexit) tempered expectations and made the financial goals so realistically unattainable that **they are no longer effective incentive and retention tools***

Adjusted EPS		Adjusted ROIC
2017A: $3.96 2018E: $4.55 - $4.70	+	2020E: ~12%

*** Our CEO forfeited a total of 145,833 options and 35,000 PSUs in 2016 and 2017 because rigorous performance targets were not achieved in connection with his 2015 equity award.**

Note: Forward-looking estimates reflect expectations as of May 2018. In addition, certain of the above items represent non-GAAP financial measures. See the Appendix beginning on slide 10 for definitions and a reconciliation to the most directly comparable GAAP financial measure.

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RATIONALE FOR 2017 CEO PERFORMANCE EQUITY AWARD The August 2015 equity award was no longer providing appropriate performance or retention incentives as a result of unrealist ic performance goals and the Committee determined it was critical to grant a new competitive award. The new award is intended to incentivize our CEO to drive strong financial performance and to retain his services through 202 0. While the August 2015 award was a front - loaded award intended to cover a period of multiple years, the Committee did not intend to preclude the possibility that the CEO could receive any additional awards while the August 2015 award remained outstanding . Based on the advice of its new independent compensation consultant, FW Cook, the Committee determined it was appropriate to move away from periodic (i.e., “lumpy”) front - loaded awards to a more customary annual equity award structure. The Committee believed it was important to contractually require that a minimum of 60% (and potentially more) of each annual equity award be subject to performance - based vesting conditions that will be established by the Committee each year in its discretion. The 2017 performance equity award provides aggressive but achievable incentives which properly align his interests with shareholders and provides retention through 2020. Our Compensation Committee determined to award our President and CEO a new equity award in 2017 for the following reasons: 7

COMPENSATION & GOVERNANCE BEST PRACTICES

Compensation

- ✓ No executives have tax "gross-up" provisions
- ✓ Annual cash bonuses earned based on pre-established targets for entity-wide financial performance
- ✓ Pay for performance = no payment of annual cash bonuses in 2016
- ✓ At least 60% of our President and CEO's annual equity awards will be performance-based[2]
- ✓ All executives received a combination of performance-based and time-based annual equity awards[2]
- ✓ No single-trigger change in control payments or benefits
- ✓ No repricing of stock options without shareholder approval
- ✓ Maintain a share repurchase program to mitigate potential dilutive effect of equity awards
- ✓ Annual Say-on-Pay Vote
- ✓ Comprehensive Clawback Policy
- ✓ Share Ownership Guidelines

Governance

- ✓ Average tenure of Board members: 3.9 years[1]
- ✓ Number of current independent Board members: 7/10
- ✓ Number of women on the Board: 3/10[1]
- ✓ Independent Board Chairperson
- ✓ Fully independent Board Committees
- ✓ Independent directors meet regularly in executive session
- ✓ All directors attended at least 75% of meetings held
- ✓ Shareholder ability to call special meetings
- ✓ Shareholder ability to act by written consent
- ✓ Majority voting for directors
- ✓ Annual Board and Committee self-evaluations
- ✓ Directors and Senior Officers prohibited from hedging and short sales
- ✓ Directors and Senior Officers prohibited from pledging (commencing October 2017)
- ✓ No poison pill

[1] Assumes Ms. Landry's election to the Board of Directors to succeed to Mr. Revell at the Annual General Meeting
[2] Beginning in 2017.

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NCLH NORWEGIAN CRUISE LINE HOLDINGS LTD.

BOARD COMMITMENT TO DIVERSITY AND REFRESHMENT Board Diversity Snapshot 9 Recently Added Independent Directors Mary E. Landry • Former Rear Admiral of the United States Coast Guard and former Special Assistant to the President on the White House National Security Council. • Brings significant experience in maritime operations and overseeing risk. Pamela Thomas - Graham • Founder and Chief Executive Officer of Dandelion Chandelier LLC, a private digital media enterprise focused on global luxury. Former Chief Marketing and Talent Officer of Credit Suisse Group AG. • Brings significant experience as a public company director and has prior executive leadership roles. Stella David • Former Chief Executive Officer of William Grant & Sons Limited, an international spirits company. • Brings experience running a multi - national corporation and background in marketing. New in 2018 New in 2018 New in 2017 2018 Candidate

Appendix: Non - GAAP Financial Measures & Reconciliations 10

INFORMATION ABOUT NON - GAAP FINANCIAL MEASURES 11 “ Adjusted EBITDA ” is a non - GAAP financial measure that is defined as earnings before interest, taxes, and depreciation and amortization (EBITDA), adjusted for other income (expense), net and other supplemental adjustments . Please see slide 12 for a detailed reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for 2015, 2016 and 2017. “ Adjusted EPS ” is a non - GAAP financial measure that is defined as net income, adjusted for certain supplemental adjustments, divided by the n umber of diluted weighted - average shares outstanding. At the Compensation Committee’s discretion, certain adjustments for fuel rate impacts, foreign exchange rate impacts, and one - time items may be made to the Adjusted EPS target goals. Please see slide 13 for a detailed reconciliation of Adjusted EPS to the most directly comparable GAAP financial measure for 2015, 2016 and 2017 . A reconciliation of Adjusted EPS to the most directly comparable GAAP measure is not available for forward - looking estimates because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. “ Adjusted ROIC ” is a non - GAAP financial measure defined as Adjusted EBITDA, less adjusted depreciation and amortization, divided by the sum of debt and shareholders’ equity including certain amounts due to affiliate, averaged for four quarters. Adjusted depreciation and amortiza tion is defined as depreciation and amortization adjusted to exclude amounts related to the Company’s acquisition of Prestige. At the Compensation Committee’s discretion, certain adjustments for fuel rate impacts, foreign exchange rate impacts, acquisitions and other extraordinary items may be made to the Adjusted ROIC targ et. Please see slide 15 for a detailed reconciliation of Adjusted ROIC to the most directly comparable GAAP financial measure for 2015, 2016 and 2017. A reconciliation of Adjusted ROIC to the most directly comparable GAAP measure is not available for forward - looking estimates because it would be too difficult to prepare a reliable U .S. GAAP quantitative reconciliation without unreasonable effort. “ Net Leverage ” is a non - GAAP financial measure that is defined as net debt divided by Adjusted EBITDA. Please see slide 14 for a detailed reconciliation of Net Leverage to the most directly comparable GAAP financial measure for 2015, 2016 and 2017.

NON-GAAP RECONCILIATION (ADJUSTED EBITDA) (UNAUDITED)

EBITDA and Adjusted EBITDA are calculated as follows (in thousands):

	Year Ended December 31,		
	2015	2016	2017
Net income	$ 427,137	$ 633,085	$ 759,872
Interest expense, net	221,909	276,859	267,804
Income tax expense	6,772	7,218	10,742
Depreciation and amortization expense	432,114	432,495	509,957
EBITDA	1,087,932	1,349,657	1,548,375
Other expense, net (1)	46,668	8,302	10,401
Non-cash deferred compensation (2)	10,154	3,167	3,292
Non-cash share-based compensation (3)	42,211	66,414	87,039
Secondary equity offering expenses (4)	2,226	—	949
Severance payments and other expenses (5)	17,580	8,223	2,912
Management NCL corporation units exchange expenses (6)	624	—	—
Acquisition of Prestige expenses (7)	27,170	6,395	500
Deferred revenue (8)	32,431	1,057	—
Contingent consideration adjustment (9)	(43,400)	—	—
Contract renegotiation and termination expenses (10)	3,319	1,000	—
Other (11)	—	217	3,886
Adjusted EBITDA	$ 1,226,915	$ 1,444,432	$ 1,657,354

(1) Primarily consists of gains and losses, net for derivative contracts and forward currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expense related to equity awards which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to secondary equity offerings, which are included in marketing, general and administrative expense.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the exchange of management NCL corporation units for ordinary shares, which are included in marketing, general and administrative expense.
(7) Expenses related to the acquisition of Prestige, which are included in marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(9) Contingent consideration fair value adjustment related to the acquisition of Prestige, which is included in marketing, general and administrative expense.
(10) Contract renegotiation and termination expenses, net related to the acquisition of Prestige, which are included in other cruise operating expense and marketing, general and administrative expense.
(11) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

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NCLH NORWEGIAN CRUISE LINE HOLDINGS LTD.

NON-GAAP RECONCILIATION (ADJUSTED EPS) (UNAUDITED)

Adjusted EPS was calculated as follows (in thousands, except share and per share data):

	Year Ended December 31, 2015	2016	2017
Net income	$ 427,137	$ 633,085	$ 759,872
Non-GAAP Adjustments:			
Non-cash deferred compensation (1)	10,154	3,167	3,292
Non-cash share-based compensation (2)	42,384	66,414	87,039
Secondary equity offering expenses (3)	2,226	-	949
Severance payments and other expenses (4)	17,580	8,223	2,912
Acquisition of Prestige expenses (5)	27,170	6,395	500
Deferred revenue (6)	32,431	1,057	-
Amortization of intangible assets (7)	72,917	21,069	30,273
Losses on extinguishments of debt (8)	12,624	27,962	23,859
Derivative adjustment (9)	40,971	(1,185)	-
Contract renegotiation and termination expenses (10)	6,848	2,502	-
Deferred financing fees and other (11)	-	11,156	-
Impairment on assets held for sale (12)	-	-	2,935
Tax adjustments (13)		(3,594)	(7,802)
Management NCL corporation units exchange expenses (14)	624	-	-
Contingent consideration adjustment (15)	(43,400)	-	-
Information technology write-off (16)	12,988	-	-
Other (17)	-	-	3,886
Adjusted Net Income	$ 662,654	$ 776,251	$ 907,715
Diluted weighted-average shares outstanding	230,040,132	227,850,286	229,418,326
Diluted earnings per share	$ 1.86	$ 2.78	$ 3.31
Adjusted EPS	$ 2.88	$ 3.41	$ 3.96

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to secondary equity offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(7) Amortization of intangible assets related to the acquisition of Prestige, which are included in depreciation and amortization expense.
(8) Losses on extinguishments of senior unsecured notes, which are included in interest expense, net, and legal expenses related to the extinguishments which are included in marketing, general and administrative expense.
(9) Losses and net gains for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting and losses due to the dedesignation of certain fuel swaps. These adjustments are included in other income (expense), net.
(10) Contract renegotiation and termination expenses, net related to the acquisition of Prestige, which are included in other cruise operating expense.
(11) Expenses primarily due to the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net. The year ended December 31, 2016 also includes a tax benefit adjustment.
(12) Impairment charge related to Hawaii land-based operations, which is included in depreciation and amortization expense.
(13) Tax benefits primarily due to reversal of prior years' tax contingency reserves in 2017 and reversal of a valuation allowance in 2016.
(14) Expenses related to the exchange of management NCL corporation units for ordinary shares, which are included in marketing, general and administrative expense.
(15) Contingent consideration fair value adjustment related to the acquisition of Prestige, which is included in marketing, general and administrative expense.
(16) Expenses related to the write-off of certain information technology items, which are included in depreciation and amortization expense.
(17) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

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NCLH NORWEGIAN CRUISE LINE HOLDINGS LTD.

Net Leverage was calculated as follows (in thousands) (1) See the reconciliation of Net Income to Adjusted EBITDA on slide 12 presented herein. Year Ended December 31, 2015 2016 2017 Long - term debt, net of current portion $ 5,767,697 $ 5,838,494 $ 5,688,392 Current portion of long - term 629,840 560,193 619,373 Total debt 6,397,537 6,398,687 6,307,765 Less: Cash and cash equivalents 115,937 128,347 176,190 Net Debt 6,281,600 6,270,340 6,131,575 Total shareholders' equity 3,780,880 4,537,726 5,749,766 Net Debt and shareholders' equity $ 10,062,480 $ 10,808,066 $ 11,881,341 Net Debt - to - Capital 62.4% 58.0% 51.6% Adjusted EBITDA (1) 1,226,915 1,444,432 1,657,354 Net Leverage 5.1x 4.3x 3.7x NON - GAAP RECONCILIATION (NET LEVERAGE) (UNAUDITED) 14

Adjusted Return on Invested Capital (Adjusted ROIC) was calculated as follows (in thousands) (1) See the reconciliation of Net Income to Adjusted EBITDA on slide 12 presented herein. (2) Calculation consists of a four quarter average of long - term debt and shareholder’s equity. Year Ended December 31, 2015 2016 2017 Adjusted EBITDA (1) $ 1,226,915 $ 1,444,432 $ 1,657,354 Less: Adjusted Depreciation and Amortization 342,680 409,641 476,749 Total 884,235 1,034,791 1,180,605 Total long - term debt plus shareholder's equity (2) 9,680,893 10,688,579 11,670,137 Adjusted Return on Invested Capital 9.1% 9.7% 10.1% NON - GAAP RECONCILIATION (ADJUSTED ROIC) (UNAUDITED) 15

SHAREHOLDER ENGAGEMENT 2018 16